Exhibit 97.1

CONFIDENTIAL – For discussion purposes only
Everest Group, Ltd. Clawback Policy
As of November 1, 2023

EVEREST GROUP, LTD.
Clawback Policy

This Clawback Policy (this “Policy”) is designed to comply with, and shall be interpreted consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”).1 Section 10D is premised on the proposition that “executive officers of exchange-listed issuers should not be entitled to retain incentive-based compensation that was erroneously awarded on the basis of materially misreported financial information that requires an accounting restatement.” 2 To implement this principle, this Policy adopts Rule 10D-1 and the Listing Standards, adopts the Security and Exchange Commission’s definitions of “incentive-based compensation” and “financial reporting measure” for purposes of Rule 10D-1, and incorporates, with respect to certain executive officers, recovery in cases involving material willful misconduct, including but not limited to fraudulent conduct.
The Board of Directors (the “Board”) of Everest Group, Ltd. (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this Policy, which provides for the recovery of certain incentive compensation, including in the event of an Accounting Restatement (as defined in Section 14 below). Other capitalized terms used in this Policy have the meanings assigned in Section 14.

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1 Note: This clawback policy is drafted to meet the requirements of Section 954 of the Dodd-Frank Act, the SEC’s Rule 10D-1, and the proposed listing standards of the NYSE and Nasdaq. This clawback policy also incorporates and supersedes the Company’s Clawback Policy, adopted September 19, 2012, in satisfaction of requirements under Section 304 of the Sarbanes-Oxley Act of 2002, which applies only to a company’s CEO and CFO in cases involving misconduct resulting in a company’s material noncompliance with any financial reporting requirement under the securities laws.
2 See Sections I and II(C) of the final Securities and Exchange Commission Rule (https://www.sec.gov/files/rules/final/2022/33-11126.pdf).

1.Covered Executives; Incentive-Based Compensation
This Policy applies to Incentive-Based Compensation received by any person that served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation.3
2.    Required Recoupment of Incentive-Based Compensation in the Event of an Accounting Restatement
In the event the Company is required to prepare an Accounting Restatement, the Company shall promptly recoup the amount of (i) any Erroneously Awarded Compensation obtained by any Covered Executive, as calculated pursuant to Section 3 hereof during the Applicable Period and / or (ii) any F&W Incentive-Based Compensation obtained by any Covered Executive, as determined pursuant to Section 4 hereof.
3.    Erroneously Awarded Compensation: Amount Subject to Recovery
The amount of “Erroneously Awarded Compensation” subject to recovery under the Policy, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts.
Erroneously Awarded Compensation shall be computed by the Administrator in its sole discretion without any adjustment for any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation.
For illustration purposes, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of

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3 Note: Recovery of compensation is not required (1) with respect to any compensation received while an individual was serving in a non-executive capacity prior to becoming an executive officer, or (2) from any individual who is an executive officer on the date on which the Company is required to prepare an Accounting Restatement but who was not an executive officer at any time during the performance period for which the incentive-based compensation is received. For example, if an individual serving as an executive officer at the date that the Company is required to prepare a restatement was not an executive officer at any time during a performance period that ended during the Applicable Period, amounts of incentive compensation received by that individual for that specific performance period are not required to be recovered.

Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any other notional account based on or containing Erroneously Awarded Compensation and any earnings accrued to date on any such notional or actual amount.

With respect to Incentive-Based Compensation based on stock price or TSR, (a) the Administrator shall determine and shall document in its sole discretion the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was calculated; and (b) the Company shall maintain such documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange (“NYSE”).

For purposes of enforcing the provisions of this Section 3 and the following Section 4, the Company shall maintain documentation of the calculation of all Incentive-Based Compensation awarded to any Company employee for a period ending on the last day of the third fiscal year following the date on which such Incentive-Based Compensation was awarded.

4.    Fraudulent or Willful Misconduct: Amount Subject to Recovery
Notwithstanding any other provision of this Policy, the Company shall have the right, to the extent permitted by applicable law, to cancel or require reimbursement of any Incentive-Based Compensation (both cash and equity) received by or awarded to any current or former employee, including executive officers, in each case, without any adjustment for any taxes paid by any such person and without duplication of any recovery of Erroneously Awarded Compensation pursuant to Section 3 above.
With respect to current or former employees, including executive officers, where the Company has determined that an employee or executive officer engaged in material willful misconduct in respect of his/her obligations, including but not limited to fraudulent misconduct, while an employee or during the period in which he/she was otherwise entitled to receive payments following a termination of employment, then:

(1) the individual shall be required to repay to the Company any and all Incentive-Based Compensation (including vested and unvested equity awards) paid or granted to the individual during the period in which he/she engaged in such misconduct, as determined by a majority of the Board; and

(2) upon such determination, if the individual has begun to receive payments or benefits pursuant to a severance agreement or similar arrangement then such payments and benefits shall immediately terminate, and the individual shall be required to repay to the Company the payments and the value of the benefits previously provided to him/her thereunder.
Any recovery of any Incentive-Based Compensation from an executive employee pursuant to this Section 4 is referred to in this Policy as “F&W Incentive-Based Compensation”.

5.    Method of Recoupment and Recovery
The Administrator shall determine, in its sole discretion, the timing and method for promptly recouping Erroneously Awarded Compensation or promptly recovering F&W Incentive-Based Compensation hereunder, as may be applicable, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) canceling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may in its sole discretion effect recovery under this Policy from any amount otherwise payable to the Covered Executive or employee, including amounts payable to such individual under any otherwise applicable Company plan or program, including bonuses based on a financial reporting measure or commissions and compensation previously deferred by the Covered Executive or employee.
The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation or F&W Incentive-Based Compensation, as may be applicable, in compliance with this Policy unless the Administrator has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:
•The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation or F&W Incentive-Based Compensation, as may be applicable, based on expense of enforcement, the Administrator shall have made a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to NYSE;
•Recovery would violate any law of Bermuda adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation or F&W Incentive-Based Compensation, as may be applicable, based on violation of the laws of Bermuda, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards; or
•Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

6.    No Indemnification of Covered Executives or Employees
Notwithstanding the terms of any indemnification or insurance policy (including but not limited to any policies intended to cover non-indemnifiable losses) or any contractual arrangement with any Covered Executive or employee that may be interpreted to the contrary, the Company shall not indemnify any Covered Executives or employees against the loss of any Erroneously Awarded Compensation or F&W Incentive-Based Compensation, as may be applicable, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives or employees to fund potential clawback obligations under this Policy.
7.    Administrator Indemnification
Any members of the Administrator, including any officers or employees empowered by the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent permissible under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

8.    Effective Date; Retroactive Application
This Policy shall be effective as of December 1, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives or employees on or after October 2, 2023, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives or employees prior to October 2, 2023. Without limiting the generality of Section 5 hereof, and subject to applicable law, the Administrator may effect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive or employee prior to, on or after the Effective Date.
9.    Amendment; Termination
The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.
10.    Other Recoupment Rights; Company Claims
The Board intends that this Policy shall be applied to the fullest extent permissible under law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive or employee arising out of or resulting from any actions or omissions by the Covered Executive or employee.
11.    Administration and Interpretation
Except as specifically set forth herein, this Policy shall be administered by the Compensation Committee of the Board or, if so designated by the Board, the Board or a committee thereof (the Board or such committee charged with administration of this Policy, the “Administrator”). The Administrator is authorized in its sole discretion to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Administrator in its sole discretion shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee or the Compensation Committee or a special committee comprised of members of the Compensation Committee and Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
12.    Successors
This Policy shall be binding and enforceable against all Covered Executives or employees and their beneficiaries, heirs, executors, administrators or other legal representatives.
13.    Exhibit Filing Requirement
A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.4
14.    Definitions
As used in this Policy, the following definitions shall apply:
•“Accounting Restatement” means an accounting restatement of the Company’s financial statements determined to be necessary by (a) the Board in its sole discretion or (b) a court, regulator, or other legally authorized body (a “Competent Authority”) due to the Company’s material noncompliance with any financial reporting requirement under the securities laws and regulations, including any required

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4 Note: This policy does not include any other disclosure requirements under thefinal clawback rule. See Rule 10D-1 and the listing standards for additional information regarding required disclosures.

accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
•“Administrator” has the meaning set forth in Section 11 hereof.
•“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date a Competent Authority directs the Company to prepare an Accounting Restatement, in each case, regardless of if or when the restated financial statements are filed.
•“Covered Executives” means, as may be applicable, the Company’s current and former executive officers, as determined by the Administrator in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards.
•“Erroneously Awarded Compensation” has the meaning set forth in Section 3 of this Policy.
•“Exchange Act” has the meaning set forth in Section 11 hereof.
•A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): Company stock price; total shareholder return (“TSR”); revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization (“EBITDA”);

funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); cost per employee, where cost is subject to an Accounting Restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission.
•“F&W Incentive-Based Compensation” has the meaning set forth in Section 4 of this Policy.
•“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.
•“Listing Standards” has the meaning set forth in Section 11 hereof.
•“Rule 10D-1” has the meaning set forth in Section 11 hereof.

CONFIDENTIAL – For discussion purposes only
Model Clawback Policy Acknowledgment

[TO BE SIGNED BY THE COMPANY’S EXECUTIVE OFFICERS:] 5
Clawback Policy Acknowledgment
I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Everest Group, Ltd.’s Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Administrator that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

By:________________________        ________________________
Date
Name: ______________________________
Title: ______________________________

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5 Note: The acknowledgment is optional and not required by law. The acknowledgment serves to put the executives on notice of the new Dodd-Frank clawback requirements and may aid the company in its efforts to enforce the clawback policy and recoup amounts already paid, particularly from former employees. Recommended if we include provisions on enforcement of the policy if the Covered Executive fails to pay amounts when due—e.g., venue clause, arbitration provisions and/or a requirement that the Covered Executive reimburse the Company for expenses and legal fees.

[Clawback Policy Acknowledgment]